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                         [COOPER COMPANIES LETTERHEAD]

NEWS RELEASE                                          The Cooper Companies, Inc.
                                                      10 Faraday
                                                      Irvine, CA 92618
                                                      (714) 597-4700
                                                      (888) 822-2660
                                                      (714) 597-0662-Fax
CONTACT:

Norris Battin
The Cooper Companies, Inc.
(714) 597-4700 or (888) 822-2660
(714) 673-4299 (Home)
E-mail: nbattin@usa.net

FOR IMMEDIATE RELEASE
---------------------

                COOPER COMPANIES ANNOUNCES FIRST QUARTER RESULTS
                ------------------------------------------------
Earnings Per Share Before Net Tax Benefit Up 50% to 36 Cents on 51% Revenue Gain
              CooperVision and CooperSurgical Expand Product Lines
--------------------------------------------------------------------------------

        IRVINE, Calif., February 25, 1998 -- The Cooper Companies, Inc. (NYSE/PCX: COO) today reported results for its first fiscal quarter ended January 31, 1998.

        Revenue, at $42.8 million, was 51% above the first quarter of 1997. Income from operations was $5.9 million, up 44%. Diluted earnings per share were 39 cents compared with 28 cents in the first quarter of 1997. Before net tax benefits of 3 cents per share, diluted earnings per share increased 50% to 36 cents from 24 cents before 4 cents per share in net tax benefits in 1997's first quarter. Per share amounts for 1997 have been restated to reflect the required adoption in the first quarter of fiscal 1998 of Statement of Financial Accounting Standards No. 128, "Earnings per Share."

        Commenting on operating results, A. Thomas Bender, president and chief executive officer, said, "The first quarter's results showed strong revenue performance in all three of our businesses with CooperVision's 87% increase reflecting our acquisition of Aspect Vision and continued strong growth in our
U. S. planned replacement contact lens business. HGA's revenue growth exceeded expectations, despite lower Medicare reimbursement rates that hurt margins. I'm also pleased with the new product development at CooperVision and CooperSurgical. The addition of several new products will further accelerate our performance during the year and in the future.

        "Although we had exceptional operating income growth of 44%, it did not match our 51% revenue growth for two principal reasons. First, the level of lower margin Aspect Vision sales in CooperVision's overall sales mix was somewhat greater than expected. Second, HGA felt the impact of government mandated Medicare rate reductions under the Tax Equity and Financial Responsibility Act of 1982 (TEFRA) and Hampton Hospital, HGA's main source of Medicare revenue, had greater than anticipated Medicare volume. Going forward, we

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expect HGA's operating income to grow in line with revenue as management increases the efficiency of medical service integration during psychiatric hospitalization and our higher margin management services business begins to gain a larger share of HGA's total revenue."

        Business Unit Results

                    P&L OPERATING HIGHLIGHTS BY BUSINESS UNIT
                            Quarter Ended January 31,
                                ($'s in millions)

            Revenue                               Operating Income
---------------------------------    -------------------------------------------
                             %                       %     %Revenue   %Revenue
             1998   1997   Inc.      1998    1997   Inc.     1998       1997
             ----   ----   ----      ----    ----   ----     ----       ----
CVI          $22.9  $12.2   87%      $5.9   $4.4    35%      26%         36%
CSI            6.5    4.8   36%       0.8    0.4    85%      12%          9%
HGA           13.4   11.4   19%       0.7    0.6    11%       5%          5%
             -----  -----            ----   ----
Subtotal      42.8   28.4   51%       7.4    5.4    36%      17%          19%
             -----  -----            ----   ----
HQ expense                           (1.5)  (1.3)  n/a
                                     ----   ----
TOTAL        $42.8  $28.4   51%      $5.9   $4.1    44%      14%          14%
             =====  =====            ====   ====

        CooperVision

        CVI sales grew 87% over the first quarter of 1997 and include $6.1 million from Aspect Vision, the British contact lens manufacturer that the Company acquired last December. Without Aspect, CVI sales grew 37%. Aspect's earnings were not accretive during the first quarter but are expected to add to earnings during the remainder of the year.

        CVI's planned replacement/disposable lenses, including Aspect's products, now represent 52% of its total lens business and grew more than 50% during the quarter on a worldwide basis. Planned replacement is the fastest growing segment of the worldwide contact lens market.

        CVI introduced two new products in the United States at the end of the quarter:

          Alliance Toric, a high quality, custom manufactured, deposit resistant lens

          Frequency 55, CVI's first entry into the semimonthly/monthly planned replacement spherical lens segment, the largest segment of the domestic contact lens market. Frequency 55 was developed by Aspect Vision and represents an improvement in patient comfort due to its superior edge design.

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        Later this spring CVI plans to introduce the Frequency 55 toric line of frequent replacement lenses designed for semimonthly or monthly disposability. CVI believes that it will be the first company to achieve national distribution with this modality.

        CVI also announced that it has received ISO 9001 and CE mark approval for its manufacturing facilities ahead of the June 1998 deadline required for sales of its products in Common Market countries.

        CooperSurgical

        CooperSurgical sales grew 36% over last year's first quarter as sales from internally developed new products and from the acquisitions of Unimar and Marlow Surgical Technologies continued strong.

        Recently, CSI has made significant progress with its new product portfolio announcing:

          Clearance from the U. S. Food and Drug Administration to market its Cerveillance Scope, the first in a planned series of products using digital imaging and proprietary software to provide enhanced visualization and documentation in examinations of the cervix. The Cerveillance Scope is a fully integrated compact colposcope, an optical device used to examine the vagina and the cervix. It refines image capture, enhancement and analysis allowing measurement of lesion size and documentation of cervical changes over time.

          An agreement to purchase for $10 million a 10% equity position in Litmus Concepts, Inc. (LCI) and the exclusive North American license rights for the women's healthcare professional market to four novel, patented diagnostic tests that comprise the FemExam(R) Vaginal Fluid TestCard(TM) System. These tests, designed for use primarily in the physician's office, rapidly and economically screen and diagnose common vaginal infections such as bacterial vaginosis, yeast and trichomonasis. They are designed to replace current testing practices that are difficult, costly and inconvenient to perform. The potential
          U. S. market for vaginitis tests is estimated at 125 million annually. CSI expects that, over the next three to five years, these products will add a cumulative total of between $30 and $50 million to its revenue.

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        In addition, CSI has recently introduced two new products that further its strategy to consolidate, integrate and build critical mass in the women's healthcare market:

          Hyskon (32% dextran 70), a clear, viscous solution currently used to distend the uterus during diagnostic and surgical procedures, was acquired for cash and added to the CSI product line. CSI expects Hyskon to add approximately $1.5 million to CSI's annual revenue and be accretive to earnings in its first twelve months. Hyskon can be used safely at low pressures for longer periods of time and with greater visual clarity than competitive media can.

          The CooperSurgical Infrared Coagulator, a device that creates infrared energy for contact coagulation of condylomas, received FDA clearance. Infrared coagulation is a simple, safe, rapid and exact technique that causes no scaring. It can be used on an outpatient basis without special training of physicians or nurses. CSI expects this device to add approximately $3.0 to $5 million in cumulative revenue over the next three to five years.

        These new CSI products will be featured at the meeting of the American College of Obstetricians and Gynecologists in May.

        Hospital Group of America

                            HOSPITAL GROUP OF AMERICA
                        SELECTED STATISTICAL INFORMATION

                                      Three months ended January 31,(1)

                                         1998     1997     % Chg
                                         ----     ----     -----
          Licensed inpatient beds         319(2)   269        19%

          Inpatient admissions          1,733    1,454        19%

          Total inpatient days         21,519   16,445        31%

          Average length of stay         11.7     11.2         4%
          (days)

          Total outpatient visits      14,526   12,109        20%
          -------------------------------------------------------

         (1) Data is for HGA owned hospitals only

         (2) The Midwest Center for Youth and Families opened in April 1997 adding 50 beds

        HGA revenue grew 19% over last year's first quarter reflecting a 19% increase in inpatient admissions, a 20% rise in outpatient visits and a stabilized length of stay compared with last year's first quarter. Operating income growth, however, was held to 11% compared with last year's first quarter as greater than anticipated incremental Medicare inpatient volume met with reduced reimbursement under TEFRA, which established a cap on the TEFRA target amount per Medicare discharge. Hampton Hospital, which receives the majority of HGA's Medicare reimbursement, felt the greatest impact from these lower rates during the quarter.

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        HGA's Management Service Division now has eight agreements to manage psychiatric programs in acute care hospitals around the country. Recently, agreements were signed with the Orange County Community Hospital in California and with two hospitals in the Columbia HCA system in the Chicago area.

Forward-Looking Statements

        Statements in this press release that are not based on historical fact may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements use forward-looking terminology such as "may", "will", "expect", "estimate", "anticipate", "continue" or similar terms.

        Actual results could differ materially from those contained in the forward-looking statements due to: major changes in business conditions and the economy in general, loss of key members of senior management, prolonged disruption in the operations of the Company's manufacturing facilities or hospitals, inroads by new competitors or technologies, costs to integrate acquisitions, potential foreign exchange exposure, decisions to invest in research and development and other start-up projects, dilution to earnings per share associated with acquisitions or stock issuances, regulatory issues, unexpected changes in reimbursement rates and payor mix, environmental clean-up costs above those already accrued, litigation, decisions to divest businesses and factors listed from time to time in the Company's SEC reports, including the section entitled "Business" in the Company's Annual Report on Form 10-K for the year ended October 31, 1997.

        The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and services. Corporate offices are located in Irvine and Pleasanton, Calif. CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, Canada and Southampton, England, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic and surgical instruments, equipment and accessories for the gynecological market. Hospital Group of America, Inc. provides psychiatric services through facilities in Delaware, Illinois, Indiana and New Jersey and satellite locations.

        NOTE: A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Company's website address is www.coopercos.com.

        Alliance, Frequency, Hyskon, RUMI, Cerveillance System and Cerveillance Scope are trademarks of The Cooper Companies, Inc., its subsidiaries or affiliates.

                               [FINANCIALS FOLLOW]

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                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income
                    (In thousands, except per share figures)
                                   (Unaudited)

                                                        Three Months Ended
                                                            January 31,
                                                     ------------------------
                                                       1998             1997
                                                       ----             ----
 Net sales of products                              $  29,384        $  17,027
 Net service revenue                                   13,454           11,349
                                                    ---------        ---------
 Net operating revenue                                 42,838           28,376
                                                    ---------        ---------
 Cost of products sold                                 11,277            5,031
 Cost of services provided                             12,770           10,682
 Selling, general and administrative expense           11,661            7,946
 Research and development expense                         456              324
 Amortization of intangibles                              763              288
                                                    ---------        ---------
 Income from operations                                 5,911            4,105
                                                    ---------        ---------
 Interest expense                                       1,150            1,229
 Other income, net                                        795               20
                                                    ---------        ---------
 Income before income taxes                             5,556            2,896
 (Benefit of) income taxes                               (437)            (414)
                                                    ---------        ---------
 Net income                                         $   5,993        $   3,310
                                                    =========        =========

Earnings per share:

    Basic                                           $    0.40        $    0.28*
                                                    =========        =========
    Diluted                                         $    0.39        $    0.28*
                                                    =========        =========

Number of shares used to compute earnings per share:

    Basic                                              14,808           11,676*
                                                    =========        =========
    Diluted                                            15,354           11,920*
                                                    =========        =========
 Memo diluted earnings per share data:
 Income before income taxes                         $    0.36        $    0.24
                                                    =========        =========

* Restated to reflect per share amounts in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share," adopted by the Company in the first quarter of fiscal 1998.

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                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)

                                                   January 31,       October 31,
                                                      1998              1997
                                                      ----              ----
                                     ASSETS

 Current assets:
   Cash and cash equivalents                        $   8,757        $  18,249
   Trade receivables, net                              38,084           27,469
   Inventories                                         26,200           15,096
   Other current assets                                10,140            7,755
                                                    ---------        ---------
      Total current assets                             83,181           68,569
                                                    ---------        ---------
 Property, plant and equipment, net                    52,726           39,523
 Intangibles, net                                      85,543           36,698
 Other assets                                          30,165           30,508
                                                    ---------        ---------
                                                    $ 251,615        $ 175,298
                                                    =========        =========


                          LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
   Short-term debt                                 $    3,831        $     447
   Other current liabilities                           39,526           33,170
                                                   ----------        ---------
      Total current liabilities                        43,357           33,617
                                                   ----------        ---------
   Long-term debt                                      64,837            9,125
   Other liabilities                                   24,641           21,023
                                                   ----------        ---------
      Total liabilities                               132,835           63,765
                                                   ----------        ---------
 Stockholders' equity                                 118,780          111,533
                                                   ----------        ---------
                                                   $  251,615        $ 175,298
                                                   ==========        =========


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